NEWS RELEASE
For More Information:
Frank B. O’Neil, IRC
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Marks Eleven Straight Years as a Ward’s 50 Company
BIRMINGHAM, AL, July 18, 2017 /PRNewswire/ ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for 2017. This is the eleventh straight year that the Ward Group has recognized ProAssurance as one of America’s fifty top performing property-casualty insurance companies.
ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Earning recognition as a Ward’s 50 company each year for more than a decade is testament to the successful execution of our long-term strategy and a tribute to the employees who implement it. We have achieved the high level of financial performance required for inclusion in the Ward’s 50 list, and continue to create meaningful value for our investors, despite operating in some of the most challenging lines of insurance in America. As we continue to deliver on the promise of ‘Treated Fairly,’ we reaffirm our dedication to providing unquestioned security, superior service, and creative, effective insurance solutions to our insureds and the distribution partners who help us serve a complex, evolving market.”
The Ward Group screened nearly 2,900 insurers for financial stability, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence. Only companies that survive the rigorous evaluation process are recognized by their inclusion in the Ward’s 50.
Jeffrey J. Rieder, partner and head of the Ward Group underscored the challenging market conditions that this year’s Ward’s 50 companies successfully addressed. He said, “Low investment returns, rising loss costs, and competitive market conditions continue to impact financial returns for the industry. In selecting the Ward’s 50, we identified companies that pass financial stability requirements and measure their ability to grow while maintaining strong capital positions and underwriting results.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eleven years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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